Exhibit 1.1

China.com Invests in Leading Web 2.0 Online Community
Investment Enables CDC Mobile to Launch Mobile Web2.0 through 3G Services

BEIJING, February 5, 2007 — China.com, a leading Internet services provider in China and a Hong Kong listed subsidiary of CDC Corporation (NASDAQ: China), announced today that it has acquired a five percent interest in Beijing Menlo Network Science Limited, the owner and operator of Menllo.com, a leading Web 2.0 online community in China. Under the terms of the agreement, China.com will provide Menllo.com with strategic market coverage for one year in exchange for the five percent interest. China.com will have the right to appoint a director to the Board of Menllo.com and will have the option to increase its holdings in Menllo.com in the future.

With a large and fast growing user base across China, Menllo.com is a platform that empowers individuals to share music, videos, journals, photos, whiteboards and more with their friends, and find people with common interests. It is a popular online destination for emerging musicians, writers, photographers, and a variety of other talents. By collaborating with China.com, Menllo will utilize the extensive market coverage of the CDC family of companies including millions of visitors to China.com, millions of growing subscribers of CDC Mobile, and more than 42 million registered users of CDC Games. For instance, much of the user-generated content on Menllo.com will also be made available on mobile phones through CDC Mobile’s 3G services.

This investment by China.com will enable CDC Mobile, a leading provider of mobile value-added services (MVAS) in China and a business unit of CDC Corporation, to become one of the first movers in integrating Web2.0 content with 3G services in China. By building a mobile Web2.0, CDC Mobile plans to significantly increase its portfolio of highly demanded content to grow the company’s sources of revenue.

In January 2007, CDC Mobile announced its (U.S.) $100 Million 3G content partner program to target leading 3G content providers and aggregators in North Asia and Europe, as well as the creation of new original content for the 3G marketplace. The company believes that its strategy of investing in 3G now, will enable it to become one of the leading content providers in large, early adopting 3G countries, as well as providing first-mover advantage in the anticipated 3G marketplace in China. The company also recently announced an agreement with a leading South Korean mobile Internet content provider for exclusive distribution of highly popular South Korean mobile games, videos, music and fashion advertisements, in China.

“Creating communities, by empowering individuals, is truly revolutionary for today’s online world in China,” said Donglei Fang, acting COO of China.com Inc. “For CDC Mobile, we believe that creating a mobile web2.0 through 3G will create a significant growth opportunity for us. Through this investment, we can further diversify our user base by attracting creative, user-generated content from China’s huge talent pool, and subsequently increase online traffic and mobile downloads. More importantly, by embracing mobile web 2.0 and making strategic inroads in the vast 3G market, we will be able to further consolidate CDC Mobile’s leadership position and enable future growth.”

About China.com Inc.
China.com is a leading operator of Internet portals serving a broad range of audiences in China. In 2006, the company was chosen as the first to host Google’s Video Adsense, serving video ads targeted at China’s English-speaking audience. China.com has also been appointed by the Jilin Government as the exclusive web sponsor of the 2007 Asian Winter Games. China.com was listed on the GEM of the Stock Exchange of Hong Kong Limited on March 9, 2000. In December 2000, China.com Inc. was admitted as a constituent stock of the Hang Seng IT and IT Portfolio Indices.

About Menllo.com
Menllo.com is a leading web 2.0 online community that empowers individuals to share self composed music, videos, journals, photos, whiteboard, and more with their friends and find people of common interests.

About CDC Mobile
CDC Mobile, a business unit of CDC Corporation, is focused on providing consumer-based and enterprise-based mobile applications services in China. These include SMS (Short Message Services), IVR (Interactive Voice Response), MMS (Multimedia Message Service) and WAP (Wireless Application Protocol) applications and services. Through its companies in China, it has direct connectivity with local mobile operators in 29 provinces. In January 2007, CDC Mobile launched a US $100 million investment program targeting strategic investments in leading 3G content providers in North Asia and Europe that can be leveraged to gain first-mover advantage in the anticipated 3G marketplace in China.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net

About CDC Games
CDC Games is one of the market leaders of online and mobile games in China with over 42 million registered users. The company pioneered the “free-to-play, pay-for-merchandise” online games model in China with Yulgang, which has received the “Top 10 Most Popular Games” award from the China Game Industry Annual Conference (CGIAC) for two consecutive years, in 2005 and 2006. Stone Age 2, from CDC Games, also received the award for “Most Anticipated Game of 2007” from CGIAC.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of comprehensive enterprise software applications and services designed to help businesses thrive and become customer-driven market leaders. The company’s industry-specific solutions are used by more than 5,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. CDC Software’s product suite includes Pivotal CRM (customer relationship management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), MVI real-time performance management, IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions. For more information, please visit www.cdcsoftware.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding opportunity for CDC Mobile’s growth through the creation of a mobile web2.0, the diversification of China.com and CDC Mobile’s user base and increase in online traffic and mobile downloads through the attraction of user-generated content, the consolidation of CDC Mobile’s leadership position and future growth through web 2.0 and 3G content and products. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: the popularity of China.com’s online service offerings and CDC Mobile’s applications in China; the ability to realize strategic objectives by taking advantage of market opportunities; the ability to make changes in business strategy, development plans and product offerings; the ability to integrate operations or new acquisitions in accordance with the company’s business strategy; and the effects of restructurings and rationalization of operations and regulatory developments in China. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

For further information, please contact:

Media Relations

Scot McLeod
CDC Software
678-259-8625
Email: ScotMcLeod@cdcsoftware.com

Investor Relations

Monish Bahl
CDC Corporation
678-259 8510
Email: monishbahl@cdcsoftware.com